EXHIBIT 10.1

AGREEMENT

THIS AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into by and between Gregory L. Guyett (hereinafter referred to as “Employee”), and East West Bank (hereinafter referred to as “the Bank”).

1.     This Agreement shall not in any way be construed as an admission by the Bank of any wrongful acts or acts of discrimination whatsoever against Employee or any other person, and the Bank specifically disclaims any liability to, or discrimination against Employee or any other person, on the part of itself, its employees, or its agents.

2.    The Bank shall pay Employee the Severance Pay as consideration for the release set forth in this Agreement and provide such other rights and benefits as set forth in Sections 5(b) and (f) of that certain employment agreement by and between Employee and the Bank, dated July 1, 2016, less all applicable deductions. The Severance Pay shall be subject to all applicable payroll deductions and withholdings, including deductions for State and Federal taxes. Payment of the Severance Pay shall be made with the first payroll period following the date this Agreement becomes effective and irrevocable; provided that to the extent required to comply with Code Section 409A of the Internal Revenue Code, in the event the 60 day period following the Executive’s termination of employment overlaps two calendar years, any such Severance Pay shall be paid in the later calendar year.

3.    The Bank has or will provide to Employee all accrued prorated vacation through date of termination.

4.    On or about the date of termination, Employee shall receive notice concerning continuation of medical insurance pursuant to federal law (COBRA). Thereafter, payment of premiums shall be Employee’s responsibility to continue such COBRA coverage.

5.    The Bank agrees to provide Employee with a neutral job reference for all written and telephone requests to include only the following: job title and dates of employment.

6.    Employee agrees that Employee has turned over or will turn over to the Bank, all property belonging to the Bank, including but not limited to documents concerning the Bank’s customer and personnel matters, any and all of the Bank’s files, tapes, documents, keys, credit cards, telephone cards, books, software, passwords, equipment, manuals, tools and written materials.

7.    Employee represents and agrees that Employee will keep the terms, amount and fact of this Agreement confidential, and will keep Employee's claims and allegations against the Bank, if any, confidential. Employee further represents that Employee will not hereafter disclose any information concerning Employee's claims or this Agreement to anyone, including, but by no means limited to, any past, present or prospective employee or applicant for employment of the Bank. Nothing herein shall prevent Employee from disclosing any part of this Agreement or the information contained herein to Employee's legal counsel, tax advisor, or spouse, so long as such disclosure is accompanied by a warning that the recipient must keep the information confidential.

8.    This Agreement may not be used in evidence in court proceedings, except in an action alleging a breach of this Agreement. The parties expressly agree to waive the provisions of California Evidence Code §1152 solely to the extent necessary to render this Agreement admissible in a proceeding to enforce the provisions hereof. It shall not be a breach of this Agreement for either party to comply with a valid court order or subpoena requiring the disclosure of any information about this Agreement, so long as, in the case of Employee, Employee notifies the Bank of such court order, and allows it the opportunity to move to quash such order.

9.    As a material inducement to the Bank to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges the Bank and each of the Bank’s owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Employee’s Releasees”), or any of them, from any and all complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, including but not limited to claims arising from the California Constitution; Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e); the California Fair Employment and Housing Act (Cal. Govt. Code §12900 et seq.); the Americans with Disabilities Act; the Age Discrimination in Employment Act (29 U.S.C. §§621-633a); the Older Workers’ Benefit Protection Act; Section 132a of the California Labor Code; and claims of intentional infliction of emotional distress; breach of implied contract; or any other statute or common law principle of similar effect, known or unknown (“Employee’s Claim” or “Employee’s Claims”), which Employee now has, owns, or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned, or held, or claimed to have, own, or hold or which Employee at any time hereinafter may have, own, or hold, or claim to have, own, or hold, against each or any of the Employee’s Releasees, arising from acts, events, or circumstances occurring on or before the effective date of this Agreement. PROVIDED, HOWEVER, Employee is not waiving, releasing or giving up any rights Employee may have to vested benefits under any pension or savings plan, equity award or plan or other benefit plan, to Indemnification and advancement of fees and costs pursuant to the Bank’s Articles of Association and By Laws and to coverage under the Bank’s Officers’ and Directors Liability Insurance Plans,  to payment for time and expenses for any cooperation required under the Employment Agreement, to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to unemployment insurance, or to enforce the terms of this Agreement, or any other right which cannot be waived as a matter of law.

10.    This Agreement will be effective on the eighth day after it is signed by both Employee and the authorized representative of the Bank.

11.    Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and does so understand and acknowledge the significance and consequence of such specific waiver of Section 1542 of the Civil Code of the State of California which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

12.    Employee further understands and acknowledges that this Agreement constitutes a voluntary waiver of any and all rights and claims Employee has against the Bank as of the date of the execution of this Agreement, and Employee has expressly waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Employee was already entitled.

13.    Employee and the Bank agree not to make any negative or derogatory remarks or statements, whether orally or in writing, about each other, or about any employee, officer or director of the Bank.

14.    This document constitutes the complete and entire Agreement between the parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions of their Agreement. Any and all prior agreements, representations, negotiations, and understandings between the parties, oral or written, express or implied, are hereby superseded and merged herein.

15.    This Agreement may be amended, changed, or modified only by a written document signed by all parties hereto. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the party against whom the waiver is to be enforced.

16.    Employee represents that Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Employee’s Claim or any portion thereof or interest therein. If any Employee’s Claim should be made or instituted against Employee’s Releasees, or any of them, because of any such purported assignment, Employee agrees to indemnify and hold harmless Employee’s Releasees, and each of them, against any such Employee’s Claim, including necessary expenses of investigation, attorneys’ fees and costs.

17.    This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties, by virtue of the identity, interest or affiliation of its preparer.

18.    Employee represents that Employee has not filed or authorized the filing of any complaints, charges, or lawsuits against Employee’s Releasees, or any of them, with any Federal, State, or local court, governmental agency or administrative agency, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on Employee's behalf, Employee will use Employee's best efforts to cause it immediately to be withdrawn and dismissed with prejudice. Employee further agrees to execute any and all further documents and to perform any and all further acts reasonably necessary or useful in carrying out the provisions and purposes of this Agreement.

19.    Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement.

20.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures obtained via facsimile shall be deemed valid as if they were inked originals.

21.    Employee represents and acknowledges that in executing this Agreement that Employee does not rely and has not relied upon any representation or statement made by any of the Employee’s Releasees or by any of the Employee’s Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

22.    Employee further states that Employee has carefully read this Agreement, that Employee has had opportunity to consult an attorney to have any questions concerning this Agreement explained to Employee, that Employee fully understands its final and binding effect, that the only promises made to Employee to sign this Agreement are those stated above and that Employee is signing this Agreement voluntarily.

23.    Employee specifically acknowledges that the Bank has advised Employee to retain counsel to have this Agreement reviewed and explained to Employee. Employee specifically acknowledges that Employee has been advised that under the Older Workers Benefit Protection Act, Employee has twenty-one (21) days to review this Agreement to consider it before signing it. Employee has been advised that Employee may decide to sign the Agreement sooner and may voluntarily waive the 21-day period provided by the said Act. Employee further acknowledges that Employee has had the opportunity to make counter-proposals to the Agreement, and has been advised that Employee has until seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective until the revocation period has expired.

24.    In the event Employee exercises the right to revocation, as discussed in paragraph 23 above, Employee must notify the Bank of such revocation in writing via facsimile and certified mail, return receipt requested. Said notification will be considered timely if post-marked no later than the seventh day after Employee has signed this Agreement. This entire Agreement will be null and void if revoked by Employee during said revocation period. Any such revocation must be addressed to the attention of Gary Teo, at the following address: 135 N. Los Robles Ave, 7th floor, Pasadena, California, gary.teo@eastwestbank.com.

EMPLOYEE
DATED: August 9, 2018	By:	/s/ Gregory L. Guyett
Gregory L. Guyett

EAST WEST BANK
DATED: August 9, 2018	By:	/s/ Douglas P. Krause
Douglas P. Krause
	Its:	General Counsel